Exhibit 4.25

CERTAIN INFORMATION (INDICATED BY [***]) HAS BEEN EXCLUDED FROM THE VERSION OF THIS DOCUMENT FILED AS AN EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

STRATEGIC CHEMICAL DEVELOPMENT CAPABILITIES ACROSS THE CURIA NETWORK

Program for cGMP Manufacture of Oxypurinol API

PREPARED FOR

XORTX Therapeutics Inc Inc.

REF NUMBER	0-90687 Version 07	DATE OF ISSUE	29Mar2022

TO:	Grace Jung, PhD Chemistry and Manufacturing XORTX Therapeutics Inc. 4000 421 7th Avenue SW Calgary, Alberta T2P 4K9 CANADA

FROM:	Richard Decina Senior Director, CMO-CS Sales & Business Development Curia richard.decina@curiaglobal.com

THIS PROPOSAL IS VALID until March 21

Proposal Reference: O-90687 Version: 07
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Curia and XORTX hereby agree that this proposal amends, supersedes and replaces proposal O-90687 dated March 17, 2022 between the parties (the “legacy proposal”) and upon execution of this proposal by both parties, the legacy proposal shall be of no further force and effect.

Program Overview

Pursuant to your recent request, Curia Spain, S.A.U. (“Curia”) is pleased to provide XORTX Therapeutics Inc. (“XORTX”) with this proposal for process familiarization/feasibility study and analytical method transfer of the API as well as preliminary costing for the activities required to conduct the cGMP manufacture of API as a registration and validation campaigns for XORTX’s budgetary purposes.

Curia will manage this program in conjunction with XORTX, to an agreed project plan and budget. Table 1 outlines the initial process familiarization work to start the program. Table 2 outlines the additional activities based on the outcome of the process transfer/familiarization work. Table 3 outlines the invoicing schedule.

Table 1. Process Familiarization Activities

Part	Description of Services	Price ($)	Anticipated *Timeframe
I.	Process Familiarization/Transfer	$65,000	2.5 Months
II.	Analytical Method Transfer including Reference Standard Qualification	$156,000	3 Months
III.	Raw Material vendor qualification	$12,000	4month
	TOTAL	$233,000

●	Parts I, II, and PartI-III tasks will be carried out in parallel to compress timeline to facilitate engineering and registration batches execution in a timely manner.

Curia has provided XORTX with costing for the activities required to conduct the Registration, Validation, and Commercial campaigns of the API.

*Pricing will be updated if the costs vary by more than 5% following process familiarization and analytical methods transfers. Prices for validation and commercial quantities are the best estimates at this time and will be finalized after registration batches

^ Curia will use its best effort to manufacture the Engineering Batch as a GMP batch.

Table 2. Activities to Support Registration, Validation and Commercial Campaigns

Part	Description of Services	Price ($)	Anticipated Timeframe
IV.	PGI assessment & Risk Assessment Nitrosamines	$13,000	2 Months
V	Non —GMP batch (minimum 10Kg)	61,700	3 weeks

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Part	Description of Services	Price ($)	Anticipated Timeframe
VI.	^Production Engineering Batch (20 Kg)	$69,700	3 weeks
VII.	Production Clinical batch (40 kg)	$139,400	3 weeks
VIII.	Production Registration Batches (3 x 40 Kg)	$418,400	4 Months
IX.	Critical Process Parameters Study (CPP)	$156,000	6 Months
X.	*Validation Batches (3x 50 Kg)	$337,300	4 Months
XI.	*Commercial Manufacturing (Assuming 300 kg manufacture with 50 Kg batch size)	2250/Kg (Total: $675,000)	TBD
XII.	Stability Program		36 Months
	● Engineering Batch	$24,700
	● Clinical Batch	$24,700
	● Registration Batches	$73,900
	● Validation Batches	$73,900
XIII.	Regulatory Support (Documentation to support registration Batches)	$29,800	3 Months
	TOTAL:	$2,097,500

The actual timeframe for completion of each Part of this proposal is dependent upon resource and equipment availability and the timely receipt of materials. Upon signature of this proposal, Curia shall provide a Gantt chart detailing the activities as appropriate. Company policy dictates that we can commit resources and equipment only after receipt of written approval. Curia will use it’s best effort to follow the outline below:

Date	Services
February 22	Selection of vendor
March 22	Due diligence and receipt of PO, order raw mats for lab and campaign
April 22-June 22	Familiarization, AMTE, process fit, HAZOP, qualification sample prep
July 22	MBR review and agreement, testing and release of raw material for campaign
July 22	Minimum 10 Kg non-GMP batch
August 22	Summer shutdown
September 22	Engineering batch 20 kg and testing
September 22	Clinical batch 40 kg
October 22-November 22	3x40 kg registration batches
December 22	Registration batches release and Registration campaign report
Q1 2023	Process validation preparation
Q2 2023	Process validation

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Table 3. Invoice Schedule

Description of Services	Payment

Process Familiarization/Transfer	● To be billed monthly
Analytical Method Transfer including Reference standard qualification	● Due upon issuance of AMTE sign-off
Raw Material vendor qualification	● Due upon completion and issue of report
PGI assessment & Risk Assessment Nitrosamines	● Due upon completion and issue of report
Non-GMP batch (10 Kg)	● Due in 30 days upon issuance of COA
Production Engineering Batch (20 Kg)	● Due in 30 days upon issuance of COA or release
Production Clinical batch (40 Kg)	● Due in 30 days upon issuance of COA or release
Production Registration Batches (3 x 40 Kg)	● Due in 30 days upon issuance of COA or release
Validation Batches (3x 50 Kg)	● Due in 30 day upon issuance of COA or release

In order to best accommodate XORTX’s project timeline, Curia will utilize its global network to complete each piece of work, where applicable. Curia shall invoice the work as it is being completed from the site where the work is performed.

The fastest path to approval and commercialization is using our in-house regulatory team. Our team has decades of combined experience and real time knowledge of current global regulatory trends. Working closely with our technical team to define what parameters are Established Conditions (EC’s); we can devise appropriate regulatory strategies, clear hurdles, and produce submission ready documentation.

Let us know if you would like to speak with our regulatory experts about how we can fast track your commercial strategy.

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Project Details

This section specifies the services and deliverables to be provided by Curia as outlined in Table 1.

“cGMP” or “GMP” as specified in the International Conference on Harmonization (“ICH”) guide Q7 “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients” (“API”), as applied to the manufacture, testing, and quality control of APIs.

I.       Process Familiarization/transfer

Prior to initiating the scale-up activities, Curia shall evaluate and familiarize with the current process provided by XORTX to ensure reproducibility, quality, and safety on scale.

We recommend utilizing our Full-Time Equivalent (“FTE”) program since this approach allows XORTX the flexibility of changing scope and direction during the course of the work. Curia estimates that this process transfer/familiarization effort will require an overall effort of 2.5 FTE months. Under the FTE program, the scientists are dedicated to your project and will provide XORTX with regular updates on its progress. The FTE rate for this project is $26,000 per month per scientist to be billed on a monthly basis.

The total labor fee, reimbursable expenses for all chemicals and materials, and anticipated timeframe for this work are outlined in the table below.

Description of Services	Estimated Fee ($)	Anticipated Timeframe
Process Familiarization/transfer	$65,000	2.5 Months

Please appreciate that depending on the ongoing observations made and results obtained for this work, it is possible that this work may be completed in more time than is estimated herein. Should this be the case, Curia will not proceed with, nor bill XORTX for any further work unless XORTX provides written approval to do so.

II.       Analytical Method Transfer and Raw Material vendor Qualification

Curia shall transfer and qualify the analytical methods which are required to support this program. This work shall include the following activities.

Verification of analytical methods for:

●	Raw material carbonitrile

●	Intermediate carboxamide hemisulfate

●	Oxypurinol API

●	Reanalysis of the impurities and WS after reception

The fixed fee and anticipated timeframe for this work are outlined in the table below.

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Description of Services	Fixed Fee ($)	Anticipated Timeframe
Analytical Method Transfer including Reference standard qualification	$156,000	3 Months
Raw Material vendor qualification	$12,000	1month

Assumptions

●	Should any additional analytical work other than what is estimated herein be required, XORTX would be contacted and updated on this information. At that point, XORTX, at its sole discretion, will have the option to extend this portion of the program.

●	Analytical methods for the raw material carbonitrile 2, intermediate carboxamide hemisulfate (3), and Oxypurinol API are available. The methods for the API have been validated.

Deliverables

●	Written Test methods which includes a summary of the results.

●	Raw materials and vendors qualification summary report

Terms and Conditions

All work specified herein is governed by Curia’s Manufacturing and Supply of Active Pharmaceutical Ingredients, Intermediates and/or Fine Chemicals (“API”) Terms and Conditions which can be found at https://www.curiaglobal.com/terms-and-conditions/Terms - Ex works, Curia Spain

Payment — net 3o days

Cancellation - In the unlikely event Xortx needs to terminate the project during its implementation for any valid reason (e.g. unfavorable clinical results) or the product development should cease, the following cancellation costs will apply:

●	Curia will charge for the work completed, work in-progress, unreturnable raw materials, unused site capacity which could not be filled, raw materials contract obligations, any cancellation on equipment installation for production ramp up, and disposal costs pertaining to raw materials or intermediates.

●	Raw material credits: To the extent Curia can cancel/return orders for raw materials or to the extent Curia can allocate RMs to other customers/projects, Curia will credit such amounts to the cancellation fees owed by Xortx above.

Any terms and conditions contained in a purchase order or other document which are additional to or inconsistent with the above Terms and Conditions shall be void, unless specifically agreed to by Curia in writing, signed by Curia’s duly authorized representative.

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Fee for Additional Services

Should XORTX request Curia to perform any of the following services in connection with this project then the following fees will apply:

FEE FOR SERVICE
DESCRIPTION	PRICE ($)
Handling costs per shipment (processing paperwork related to shipping) of project related materials	$250 per shipment Does not include XORTX Specific Packaging
Shipping of Any Materials (FIO Samples, intermediates, API, etc.) is the Responsibility of XORTX	In addition to the above handling fees; shipping costs will be dependent on size, conditions, and destination
Issue of Certificate of Destruction or Disposal of Material (per request - includes accountability, the preparation of materials for destruction, and the charges related directly to the actual transportation and destruction of materials	$500 for up to 50 g $1,000 for 51 g - 1 kg $1,300 for >1 kg
Storage of XORTX Materials, Intermediates and APIs	From $1,500 per project per month and a Storage Agreement will be provided
Storage of Stability/Retention Samples After Completion of Protocol/Project	From $1,500 per project per month
XORTX Specific Packaging	TBD
cGMP Repackaging	From $2,500 per batch
High Potency or Controlled Substance cGMP Repackaging	From $3,500 per batch

Project Pricing Notes

●	If additional services are required that exceed the standard Curia practices (i.e. per a client specific Quality Agreement) additional costs may be incurred. This also includes changes to the scope of work due to new objectives or incomplete information.

●	In the event that the compound is determined to require the use of Curia’s high-potency laboratories, special handling requirements (controlled substance or under nitrogen) or other containment, a revision to this proposal will be necessary.

●	The pricing in this proposal applies only to the specific services and deliverables listed herein. Any increase or change to the scope of services and/or deliverables including, but not limited to, analytical testing beyond regulatory requirements, supply of reference standards, technology transfer to third parties, regulatory consulting and support, out-of-specifications investigations and process safety evaluations will require a price change and a revised or additional proposal.

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●	Any meetings, shipping or travel charges incurred outside of Curia facilities in connection with the performance of this project will be agreed in advance with XORTX and separately invoiced.

Contractual Agreement & Sign-Off

Your acceptance and execution of this proposal is expressly limited to you either countersigning this proposal or issuing a purchase order against it; provided that issuing a purchase order is only permitted for administrative purposes and its underlying terms shall not apply to this project.

Once signed, a copy of the entire document may be emailed to BusDevHelp@curiaglobal.com and the appropriate Business Development Representative.

Hard copies, if needed, should be mailed to:

Curia Spain, S.A.U

Attention: Customer Service

Parque Tecnológico de Boecillo, Parcela 105

47151 Boecillo, Valladolid, Spain

Tel: +34 983 54 8o 72, Fax: + 34 983 54 81 13

Email: raquel.poveda@curiaglobal.com

Please feel free to contact me if there is any further information that Curia can provide about any aspect of this proposal. I look forward to hearing from you.

Sincerely,

/s/ Richard Decina

Agreed and Understood:
Richard Decina
Senior Director, Business Development	/s/ Allen Davidoff
Signature
Allen Davidoff
Name (Print)

March 31, 2022
Date

XORTX Financial Details

If a Purchase Order is required for administrative purposes:		Yes	No
If Yes is selected, please record the P.O. number here:
	Initial:	Date:
If XORTX requires a purchase order for administrative purposes; we request that XORTX provide the applicable purchase order # within five to ten days of XORTX’s signature of this proposal. The purchase order must reference the Curia proposal reference number in order for Curia to schedule project and the purchase order underlying terms shall not apply to this project.

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Payments are requested to be remitted by wire/ACH. Curia’s electronic funds transfer information is as follows:

***

Proposal Reference: O-90687 Version: 07
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